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                                                                    EXHIBIT 15.0


            REVIEW REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To Republic Bancshares, Inc.:

We have reviewed the accompanying consolidated balance sheet of Republic Bancshares, Inc. (a Florida corporation) and subsidiaries as of September 30, 1998, and the related consolidated statements of operations and cash flows for the three-month and nine-month periods ended September 30, 1998, and the consolidated statement of stockholders' equity for the nine-month period ended September 30, 1998. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Republic Bancshares, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended (not presented herein), and, in our report dated March 13, 1998, we expressed an unqualified opinion on those statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1997, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



ARTHUR ANDERSEN LLP
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Tampa, Florida,
     October 26, 1998